UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 11, 2012

Gardner Denver, Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-13215	76-0419383
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 Liberty Ridge Drive, Suite 3000 Wayne, PA		19087
(Address of principal executive offices)		(Zip Code)

(610) 249-2000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensatory Arrangements of Certain Officers.

On November 11, 2012 the Management Development and Compensation Committee of the Board of Directors of Gardner Denver, Inc. (the “Company”) approved a management retention program. Participants under the program include Michael M. Larsen, Interim Chief Executive Officer, Vice President and Chief Financial Officer, Brent A. Walters, Vice President, General Counsel, Chief Compliance Officer and Secretary, as well as a limited group of global operational and corporate employees.

Under the terms of the program, Messrs. Larsen and Walters will receive a cash bonus equal to their base salary. Payment of the cash bonus will be made as follows: (i) fifty percent (50%) at the closing of any sale of the Company approved by the Board of Directors, and (ii) fifty percent (50%) six months after any such closing. If no such transaction is consummated, the cash bonus will be paid out on November 11, 2013. If Messrs. Larsen and Walters are terminated “without cause” or voluntarily resign for “good reason” at any time prior to receiving the payments noted above, then the remaining amounts will be accelerated and paid in cash as soon as reasonably practical. No payouts will be made upon separation from service as a result of disability, retirement, voluntary resignation (other than voluntary resignation for “good reason”), or death.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GARDNER DENVER, INC.

Date: November 16, 2012	By:	/s/ Brent A. Walters
Brent A. Walters
Vice President, General Counsel, Chief Compliance Officer & Secretary